Exhibit 99.1

KLXE TO BEGIN TRADING ON THE NASDAQ ON SEPTEMBER 17;
SCHEDULES NON-DEAL ROAD SHOW
SEPTEMBER 25, 26 AND 27 IN HOUSTON, NEW YORK AND BOSTON

Wellington, FL — September 17, 2018 — KLX Energy Services Holdings, Inc. (“KLX Energy Services” or the “Company”) (NASDAQ: KLXE), a leading U.S. onshore provider of value-added, mission critical oilfield services focused on completion, intervention and production activities, completed the spin-off from KLX Inc. into an independent, publicly-owned company on Friday, September 14, 2018. On April 30, 2018, KLX Inc. agreed to sell its Aerospace Solutions business to The Boeing Company in a $4.25 billion all cash transaction valued at 15.7X 2017 EBITDA, after having previously sold the KLX Inc. predecessor company, B/E Aerospace to Rockwell Collins for $8.6 billion or approximately 14X LTM EBITDA. The sale to The Boeing Company is expected to close in the fourth calendar quarter of 2018.

Chairman and Chief Executive Officer of KLX Energy Services, Amin J. Khoury commented, “As a stand-alone public company, we will be focused on expanding our product service lines (“PSLs”) and growing market shares within each geographic area. The Company also plans to pursue sector consolidation in order to add new services and product lines that are additive to the existing portfolio and by continuing to develop next generation proprietary tools.”

Mr. Khoury continued, “As reported in the KLX Inc. second quarter earnings release, the Energy Services business reported strong results for the period ended July 31, 2018, with revenues up approximately 60 percent and Adjusted EBITDA up approximately 600 percent, as compared to the same period of the prior year.”

KLX Energy Services will begin “regular-way” trading on the NASDAQ on September 17, 2018. At the time of the spin-off, KLX Energy Services will be well positioned financially with no funded debt, $50 million of cash and an undrawn $100 million ABL Credit Facility. The Company will host an investor conference in Houston on Tuesday, September 25, at 9:00 AM (CT). A live audio webcast of the presentation will be available on the investor relations page of the Company’s website at www.klxenergy.com. The Company will also host investors on September 26 and 27 in New York and Boston, respectively.

1300 Corporate Center Way Wellington, FL 33414 :: 561.791.5435 :: KLXenergy.com

RECONCILIATION OF ENERGY SERVICES GROUP OPERATING EARNINGS (LOSS)
TO ADJUSTED OPERATING EARNINGS (LOSS) AND ADJUSTED EBITDA

(In Millions)

	THREE MONTHS ENDED
	July 31, 2018	July 31, 2017
ESG operating earnings (loss)	$12.2	$(7.8)
One-time costs (1)	1.9	—
Adjusted ESG operating earnings (loss)	14.1	(7.8)
Depreciation and amortization	9.6	8.6
Non-cash compensation	2.5	3.0
Adjusted EBITDA	$26.2	$3.8

Note: Reconciliation of pre-spin-off results of the KLX Energy Services Group

(1) One-time costs related to the pending spin-off of ESG

CONTACT:

Michael Perlman

Treasurer and Senior Director, Investor Relations

KLX Inc.

(561) 273-7148